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Pricing Supplement dated November 5, 1996                   Rule 424(b)(3)
(To Prospectus dated July  8, 1996 and                      File No. 333-05701
Prospectus Supplement dated July 8, 1996)

                                 ADVANTA CORP.
                   MEDIUM-TERM NOTES, SERIES C - FIXED RATE
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

Principal Amount:  $8,500,000                      Interest Rate: 6.41%
Agent's Discount or Commission:  $25,500           Stated Maturity Date:  11/08/99
Net Proceeds to Issuer:  $8,474,500                Original Issue Date:  11/08/96
Issue Price: 100%                                  Trade Date:  11/05/96
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Interest Payment Dates:  The 8th day of each       Cusip No.:  00756QCY2
                         May and November,
                         commencing May 8, 1997

Day Count Convention:

         /X/     30/360 for the period from 11/08/96 to 11/07/99

         / /     Actual/360 for the period from    to

         / /     Actual/Actual for the period from          to

Redemption:

         /X/     The Notes cannot be redeemed prior to the Stated Maturity
                 Date.

         / / The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                 Initial Redemption Percentage:
                 Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the principal amount.

Optional Repayment:

         /X/     The Notes cannot be repaid prior to the Stated Maturity Date.

         / / The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                 Option Repayment Dates:
                 Repayment Price: ____%

Currency:

         Specified Currency:  United States Dollars
           (If other than U.S. dollars, see attached)
         Minimum Denominations:
           (Applicable only if Specified Currency is other than U.S. dollars) Original Issue Discount:
                          / /     Yes      /X/     No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:
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Form:

         /X/     Book Entry                               / /     Certificated

Agent acting in the capacity as indicated below:

         /X/     Agent                                    / /     Principal

If as Principal:

         / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         / / The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

/X/      Other Provisions:  ABN AMRO Securities USA

         / /  Salomon Brothers Inc

                          / /  CS First Boston

                                        / / Donaldson, Lufkin & Jenrette
                                               Securities Corporation

                                                        / / Merrill Lynch & Co.